Exhibit 10.32

RETIREMENT AGREEMENT AND RELEASE

THIS RETIREMENT AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between Joseph R. Collins (“Collins”) and Pentair, Inc. (“Pentair”).

1.             Consideration.  In consideration for the mutual promises and the payments to Collins set forth herein, Collins acknowledges the full, complete, and final settlement of any and all claims, actions, causes of action or costs, including attorneys’ fees, against  Pentair and the members of the controlled group of companies which includes Pentair (collectively, the “Group”).

2.             Separation from Service.  Collins has retired as an employee and officer of Pentair and each other Group member, as listed on Schedule A, effective January 15, 2001 (the “Separation Date”).  Effective April 25, 2001, Collins shall retire as a member of the Board of Directors of Pentair and each other Group member, also as listed on Schedule A.  Effective as of the Separation Date, Collins shall cease to be a committee member or to serve in any capacity with respect to each Pentair benefit plan listed on Schedule B.

3.             Transition Payments.  Beginning January 16, 2001 and ending August 31, 2001, Pentair shall pay to Collins $18,750 on each regularly scheduled payroll date which falls during such period.  These payments shall be made in accordance with the usual payroll practices of Pentair and shall be reduced by all applicable state and federal withholding taxes and any other deductions which have been authorized by Collins or which Pentair may be required by law to make.  Collins understands and agrees that these payments are more than Pentair is required to make under its normal policies and practices, are in lieu of compensation and fees for services through April 25, 2001 as a director of Pentair or any other Group member, and are in excess of the amount that would be otherwise due to him as compensation for such transition services as he has provided or may be asked to provide through August 31, 2001.

4.             Stock and Equity Awards.  Outstanding awards made to Collins under the Pentair Omnibus Stock Incentive Plan (the “Omnibus Plan”) and other equity awards shall be paid as described below.  Collins understands and agrees that the payment of these awards as described herein is discretionary and not required under the normal policies and procedures of Pentair, and that he would not be entitled to these benefits without this Agreement.

a.             Restricted Stock.  All shares of restricted stock awarded to Collins through January 15, 2001 under the Ownership Incentive Plan, together with any shares of restricted stock awarded to Collins under the Omnibus Plan or any other bonus program shall, to the extent not currently vested, be vested as of such date in April, 2001 as the Incentive Compensation Units discussed in paragraph 4(b) are paid.

b.             Incentive Compensation Units (“ICUs”).  All ICUs awarded to Collins as of the Separation Date under the Omnibus Plan shall be deemed to be fully earned as of the Separation Date without regard to the relevant period stated at the time of grant.  The value of said awards shall be calculated and paid to Collins in April, 2001.

c.             Stock Options.  All outstanding stock options granted to Collins under the Omnibus Plan shall remain outstanding and exercisable by him through the earlier of their original maturity date and five (5) years from the Separation Date; provided, however, the date any such option, or part thereof, is first exercisable shall not be accelerated.  To the extent options designated as incentive stock options are exercised within thirty (30) days of the Separation Date, they shall retain their status as such; options exercised after this thirty (30) day period shall be treated as nonqualified options.

In the event Collins shall sell any Pentair common stock acquired pursuant to the exercise of an incentive stock option in a disqualifying disposition, Collins shall immediately notify Pentair of such disqualifying disposition and supply all information with respect to such sale as is reasonably requested by Pentair.  This notification obligation shall apply regardless of whether such options were exercised before or after the Separation Date.

In the event Collins should die before all such options have been exercised or otherwise lapse, the beneficiary designated by Collins shall have six (6) months from the date of Collins’s death to exercise any options then outstanding.  Any options not so exercised shall lapse at the end of said six (6) month period.

d.             Continuing Securities Obligations.  At the direction of Pentair, Henson & Efron, P.A. will inform Collins in writing of its understanding of his continuing obligations under applicable securities laws for purposes of any transactions in Pentair common stock.

5.             Retirement Benefits.  Collins shall receive payment from the tax-qualified and non qualified retirement plans maintained by Pentair as follows:

a.             Pentair Pension Plan.  The accrued benefit payable to Collins under the Pentair Pension Plan shall be determined as of the Separation Date and Collins shall be entitled to receive payment of such vested accrued benefit in accordance with applicable provisions of that plan.

b.             Supplemental Retirement Payment.  As a supplemental retirement benefit, Collins shall be paid $27,087.12 monthly beginning on September 1, 2001, said benefit to be paid in the form of a Life Only option.  Optional forms of payment will be made available including Joint & Survivor options.  This benefit is calculated by applying the provisions of the 1988 Supplemental Executive Retirement Plan (the “SERP”) which the Compensation Committee of the Board has determined, in the exercise of the discretion granted it under said plan, shall be extended to Collins even though he had not attained his Vesting and Accrual Date under the SERP as of the Separation Date.  For purposes of determining this SERP benefit, Collins shall be deemed to have (i) reached his Vesting and Accrual Date, as that term is defined in the SERP, (ii) elected an early retirement benefit calculated as if he had attained age sixty-two (62) as of September 1, 2001, and (iii) for purposes of calculating his final average compensation, received a MIP bonus payable in 2001 of $345,000, which is the average MIP bonus paid to Collins over the prior three (3) years, regardless of the amount which may be paid to Collins under the MIP in 2001.

Collins understands and agrees that, absent the exercise of discretion of the Compensation Committee of the Board and the execution of this Agreement, he would not otherwise be entitled to payment of this supplemental retirement benefit, and that Pentair is not required to pay this benefit to Collins under its normal policies and procedures.

c.             Retirement Savings and Stock Incentive Plan (“RSIP”).  Collins shall be entitled to receive payment of his vested accrued benefit under RSIP in accordance with applicable provisions of that plan.  Collins shall remain a participant in RSIP until such time as he requests and receives payment of his vested accrued benefit.  From and after the Separation Date, Collins shall not be entitled to make contributions to RSIP, but shall be entitled to share in allocations of contributions made by Pentair after such date, including matching or employer discretionary contributions payable on account of service completed, deferrals made or salary paid to Collins through the Separation Date, to the extent required by the provisions of RSIP.  For this purpose, no transition payments made to Collins under paragraph 3 of this Agreement shall be included as covered compensation.

d.             Non-Qualified Deferred Compensation Plan (“Sidekick”).  Collins shall be entitled to receive payment of all amounts payable to him under the terms and conditions of Sidekick in accordance with the payment election made by him at the time he began participation in such plan.  From and after the Separation Date, Collins shall not be entitled to make contributions to Sidekick, but shall be entitled to share in allocations of contributions made by Pentair after such date, including matching or employer discretionary contributions payable on account of service completed, deferrals or salary paid to Collins through the Separation Date, to the extent required by the provisions of said plan.  For this purpose, no transition payments made to Collins under paragraph 3 of this Agreement shall be included as covered compensation.

6.             Insurance Benefits.  Collins shall be eligible to elect to continue participation in various medical, dental, life and disability insurance benefits offered by Pentair as follows:

a.             Medical, Dental and Life Insurance.  Collins may elect to continue participation in such group medical, dental and life insurance programs as are made available to employees of Pentair consistent with his rights to continuation coverage under applicable state and federal law.  Said continuation period shall begin on February 1, 2001 and shall end on the earlier of the date Collins is eligible for such coverage with a subsequent employer or the expiration of eighteen (18) months (i.e., July 31, 2002).  At such time as the continuation period ends, Collins shall be offered such conversion rights as are made available by the then insurer.  During the continuation period, Collins and Pentair shall share the cost of such benefits on the same basis as if Collins remained an active employee of Pentair.  Collins understands and agrees that the sharing of premium payments with Pentair is a benefit to which he would not be entitled without this Agreement.

b.             Supplemental Disability and Supplemental Life Insurance.  Collins shall be covered through the Separation Date under the Pentair short-term disability and the voluntary supplemental long-term disability (the “Pentair Income Protection Plan” or “PIPP”) and supplemental life insurance plans as are made available to Pentair employees.  After the Separation Date, Collins shall be offered the opportunity to retain coverage under PIPP and to retain his supplemental life insurance policies at his sole cost and expense.

c.             Flexible Benefit Plan.  Collins shall be offered the opportunity to continue participation in the Pentair Flexible Benefit Plan consistent with the terms and provisions of said plan.

d.             Retiree Flex Plan.  Collins may elect, on or prior to August 31, 2001, to begin participation in the Retiree Flex Plan consistent with the terms and provisions of said plan.  Said election shall be effective as of the end of the continuation period described in the preceding paragraph (a), unless Collins shall elect to earlier waive his continuation rights and immediately begin to receive benefits under the Retiree Flex Plan in lieu of said continuation coverage.

7.             Other Benefits or Payments.  Collins shall be entitled to receive other payments and benefits as described below.  Collins understands and agrees that without this Agreement, he would not be entitled to such benefits.

a.             Flexible Perquisite Account.  For the period beginning January 15, 2001 and ending August 31, 2001, Pentair shall pay to Collins under its Flexible Perquisite Plan an amount not to exceed $13,334.00, less any vehicle lease payments made by Pentair during 2001.  No such payments shall be made to Collins, however, unless and until he submits proper documentation of expenses eligible for payment under said plan.  Any amounts not paid to Collins pursuant to this paragraph as of August 31, 2001 shall be retained by Pentair.

b.             Business Expenses.  Pentair will reimburse Collins for all reasonable business expenses incurred by him, if any, in the active performance of work on behalf of and expressly requested by Pentair through August 31, 2001, provided Collins submits proper documentation for such expenses.

8.             Confidential Information Acquired During Employment.  Collins agrees that he will continue to treat, as private and privileged, any information, data, figures, projections, estimates, marketing plans, customer lists, lists of contract workers, tax records, personnel records, accounting procedures, formulas, contracts, business partners, alliances, ventures and all other confidential information which Collins acquired or created as an employee of the Group.  Further, Collins agrees that he will not release any such information to any person, firm, corporation or other entity at any time, except as may be required by law, or as specifically agreed to in writing by Pentair prior to any such disclosure.  Collins acknowledges that any violation of this non-disclosure provision shall entitle Pentair to appropriate injunctive relief and to any damages which it may sustain due to the improper disclosure.

9.             Non-Solicitation/Non-Competition Agreement.  Collins acknowledges that during his employment with the Group, he became familiar with trade secrets, know-how, executive personnel, business strategies, product development and other confidential and proprietary information concerning the businesses of the Group.  In consideration for the compensation and benefits paid to Collins under this Agreement, Collins agrees that he shall not at any time, either directly or indirectly, and without the prior written consent of Pentair:

a.             own, manage, control, participate in, consult with or render services of any kind for any concern which engages in a business which is competitive with any business being conducted, or contemplated being conducted, by Pentair or any other Group member as of the Separation Date;

b.             become an employee or agent of any publicly traded corporation or other entity, or any division or subsidiary of such a corporation or entity, where more than five percent (5%) of such organization’s business is in competition with any business being conducted, or contemplated being conducted, by Pentair or any other Group member as of the Separation Date;

c.             participate in any plan or attempt to acquire the business, assets or control of the voting stock of Pentair or any other Group member, or in any manner interfere with the control of Pentair or any other Group member, whether by friendly or unfriendly means;

d.                             induce or attempt to induce any individual to leave the employ of Pentair or any other Group member or hire any such individual who approaches him for employment; or

e.                             engage in or sponsor the solicitation of customers of Pentair or any other Group member to do business with any competitor of Pentair or any other Group member.

In the event Collins breaches or threatens to breach any obligation under this paragraph 9, Pentair may apply to any court of competent jurisdiction for specific performance and/or injunctive relief or other relief to enforce the obligations of Collins under this paragraph 9 or to prevent any violations of said paragraph.  Pentair may also pursue any other remedies available to it on account of a breach or threatened breach of this paragraph 9, including the costs and reasonable attorneys’ fees incurred by it in enforcing its rights under this paragraph 9.  In addition to the other remedies herein provided, Collins and any person claiming benefits hereunder through Collins shall forfeit any right to future payments under paragraphs 3 and 5(b) of this Agreement.

10.           Discharge of Claims.  Collins, on behalf of himself, his agents, representatives, attorneys, assignees, heirs, executors and administrators, hereby releases and forever discharges Pentair and all other Group members, and the past and present employees, agents, insurers, officials, officers, directors, divisions, parents, subsidiaries and successors of any of them from any and all claims and causes of action of any type arising, or which may have arisen, out of or in connection with his employment or termination of employment with Pentair and the other members of the Group, including, but not limited to claims, demands or actions arising under the Federal Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, as amended by Public Law 101.433 (1990) (the “Older Workers Benefit Protection Act”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act, 29 U.S.C. § 2101, et seq., the Family Medical Leave Act, the Minnesota Human Rights Act, Minn. Stat. § 363.01, et seq., any other federal, state or local statute, ordinance, regulation or order regarding employment, compensation for employment, termination of employment, or discrimination in employment, and the common law of any state.

Collins further understands that this discharge of claims extends to, but is not limited to, all claims which he may have as of the date of this Agreement against Pentair or any other Group member, based upon statutory or common law claims for defamation, libel, slander, assault, battery, negligent or intentional infliction of emotional distress, negligent hiring or retention, breach of contract, promissory estoppel, fraud, wrongful discharge, or any other theory, whether legal or equitable, including all claims for items of compensation and benefits except as prohibited by law.

Collins represents that no claim or cause of action covered by this Agreement has been assigned or otherwise transferred or given to anyone.

11.           Cooperation.  Collins agrees that until August 31, 2001, he will be available by telephone to respond to such reasonable requests for information as Pentair may make.  In addition, Collins further agrees that at the request of Pentair, he will, at any time, cooperate with and assist Pentair (including cooperation and assistance in any matters involving claims or lawsuits against Pentair or any other Group member) where Collins has or may have knowledge of the facts involved.  Collins also agrees that he will, at the reasonable request of Pentair, execute, if necessary, any further documents or instruments necessary or appropriate to evidence his separation from service as an officer or director of Pentair or any Group member, including but not necessarily limited to any forms as may be attached hereto as Schedule C.  Collins further agrees that he will not voluntarily aid, assist, or cooperate with anyone who has claims against Pentair or any other Group member, or with their attorneys or agents in any claims or lawsuits which such person may bring against Pentair or any other Group member.  Nothing in this Agreement prevents Collins from testifying at an administrative hearing, arbitration, deposition, or in court, in response to a lawful and properly served subpoena.

12.           Future Employment.  Collins will not apply for or seek employment or re-employment with Pentair or any other Group member at any time after he signs this Agreement.

13.           Merger.  This Agreement supersedes and replaces all prior oral and written agreements and understandings between Collins and Pentair or any other Group member, including, but not limited to, any Key Executive Employment and Separation Agreement which Collins may have executed.  Collins understands and agrees that all claims which he has or may have against Pentair or any other Group member are fully released and discharged by this Agreement.  Except to the extent otherwise required by law, the only claims which Collins may hereafter assert against Pentair or any other Group member are limited to an alleged breach of this Agreement.

14.           Minnesota Law Applies.  This Agreement will be governed by the substantive laws of the State of Minnesota, without regard to any choice of laws provisions thereof, and it shall be construed and enforced thereunder.  All disputes arising out of or relating to this Agreement shall be subject to the jurisdiction of the state court sitting in the County of Hennepin, State of Minnesota, and both parties hereby irrevocably submit to the jurisdiction of such court.

15.           Invalidity.  If any one or more of the terms of this Agreement are deemed to be invalid or unenforceable by a court of law, the validity, enforceability, and legality of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

16.           Amendment.  This Agreement may be modified only by a subsequent written agreement signed by the parties hereto.

17.           Collins Understands the Terms of this Agreement.  Collins warrants that (a) other than as stated herein, no promise or inducement has been offered for this Agreement; (b) this Agreement is executed without reliance upon any statement or representation of Pentair or its representatives concerning the nature and extent of any claims or liability therefor, if any; (c) Collins is legally competent to execute this Agreement and accepts full responsibility therefor; (d) Pentair, by this Agreement, has advised Collins to consult with an attorney regarding the purpose and effect of this Agreement; (e) Pentair has allowed Collins at least twenty-one (21) days beginning on ___________, 2001 within which to consider this Agreement, and at the expiration of this period this Agreement shall be automatically withdrawn without further notice to Collins or his attorney; and (f) Collins may choose to sign this Agreement at any time prior to the end of this twenty-one (21) day consideration period.

Collins understands that he may nullify and rescind this Agreement as far as it extends to his release of claims arising under Minn. Stat. § 363.01 et seq., the Minnesota Human Rights Act, and under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, as amended by Public Law 101.433 (1990) (the “Older Workers Benefit Protection Act”) at any time within fifteen (15) days from the date of his signature below and, in the event of such election, Collins shall only be entitled to receive $1,000 which the parties acknowledge is consideration for Collins’ release of all claims other than those arising under Minn. Stat. § 363.01 et seq., the Minnesota Human Rights Act, and under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, as amended by Public Law 101.433 (1990) (the “Older Workers Benefit Protection Act”).  In the event Collins elects to nullify and rescind portions of his release under this Agreement pursuant to this paragraph, he must indicate his desire to do so in writing and deliver that writing to Deb S. Knutson, Vice President, Human Resources, Pentair, Inc., Waters Edge Plaza, 1500 County Road B2 West, St. Paul, MN 55113-3105, by hand or by certified mail.  Collins further understands that if he exercises his rescission rights hereunder, Pentair will not be bound by the terms of this Agreement (except the obligation to pay Collins $1,000), and Collins will have to disgorge and repay to Pentair in full any monies and benefits received pursuant to this Agreement other than such $1,000 sum.

Dated:    ___________________________

Joseph Collins

Subscribed and sworn to before me

this 6th day of August, 2001.

________________________________

Notary Public

Dated:    __________________________                   PENTAIR, INC.

By _________________________________

Its _________________________________

Subscribed and sworn to before me

this ____ day of ________, 2001.

_______________________________

Notary Public

SCHEDULE A

Positions Held by Joseph Collins

at Pentair

Company	Title

Pentair, Inc.	Vice Chairman of the Board, Director
Pentair, Inc.	Employee

SCHEDULE B

Other Positions Held by Joseph Collins

at Pentair and Subsidiaries

Committee/Plan	Title
Pentair, Inc. Investment Committee for all Bargaining and non-Bargaining Pension s Plans	Member
Pentair, Inc. Retirement Savings and Stock Incentive Plan Committee	Member
The Pentair Foundation	President
Pentair, Inc. Board Finance / Investment Policy Committee	Member
Pentair, Inc. Board Public Policy Committee	Member